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                                                                    Exhibit 99.2

                       [Adams, Harkness & Hill letterhead]

                                                                          , 1999


Dear Safeguard Stockholder:

         In connection with the Safeguard Subscription Program relating to the eMerge Interactive, Inc. public offering, you are receiving:

         - a letter from eMerge Interactive explaining the Safeguard Subscription Program, and

         - a copy of eMerge Interactive's prospectus relating to its public offering and the Safeguard Subscription Program.

Please direct any questions regarding the Safeguard Subscription Program to Safeguard Scientifics automated investor relations line at (888) SFE-1200. Please do not call eMerge Interactive with any questions regarding this program. Only Safeguard's automated investor relations line or representatives of Safeguard will be able to answer your questions.



                             Very truly yours,


                             Adams, Harkness & Hill